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EXHIBIT 23.1



                          INDEPENDENT AUDITORS' CONSENT


The Board of Directors and Shareholders
SIPEX Corporation

We consent to the incorporation by reference in the registration statements (No. 333-06123, 333-32329 and 333-31410) on Form S-8 of SIPEX Corporation of our report dated February 15, 2000, relating to the consolidated balance sheets of SIPEX Corporation as of December 31, 1999 and 1998, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1999, which report appears in the December 31, 1999 annual report on Form 10-K of SIPEX Corporation.

The report of KPMG LLP covering the December 31, 1999 financial statements contains an explanatory paragraph that states that the consolidated financial statements as of December 31, 1998 and for the two-year period then ended, have been restated to reflect a pooling-of-interests transaction with Calogic Corporation. The 1999 and 1998 financial statements of Calogic Corporation were audited by Sallman, Yang & Alameda and the report of KPMG LLP, insofar as it relates to the amounts included for Calogic Corporation as of December 31, 1998 and for each of the years in the two-year period then ended, is based solely on the report of Sallman, Yang & Alameda.

/s/ KPMG LLP

Boston, Massachusetts
March 21, 2000